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                                  EXHIBIT (99)

                                OXFORD LETTERHEAD

CONTACT: MARIA GORDON SHYDLO
         OXFORD HEALTH PLANS
         (203) 851-1180

         RICHARD WOOL
         HILL & KNOWLTON
         (212) 885-0523

                 OXFORD ANNOUNCES YEAR 2000 MEDICARE+CHOICE PLAN
                       - COMPANY TO EXIT SUFFOLK COUNTY -
                        - OXFORD TO STAY IN 20 COUNTIES -

NORWALK, CONN. (June 30, 1999) - Oxford Health Plans, Inc., today announced its Medicare plans for the year 2000. The Oxford Medicare AdvantageSM plan will be discontinued in Suffolk County, effective January 1, 2000. Oxford will remain in the 20 other counties in the tri-state area where it already provides benefits. Later this summer, Oxford will release benefit adjustments, following approval by the Health Care Financing Administration (HCFA).

Oxford, along with North Shore-Long Island Jewish (NSLIJ) Health System, determined that the current Medicare environment did not allow them to continue to offer the Oxford Medicare Advantage plan to eligible individuals in Suffolk County as an alternative to Medicare fee-for-service. Over the next few months, Oxford and NSLIJ will work cooperatively to ensure that Oxford's Medicare members in Suffolk County are transitioned as smoothly as possible and providers are aware of all of these changes.

"In an environment of decreasing federal reimbursement and increasing health care costs, Oxford and NSLIJ have been forced to make this difficult decision affecting members who reside in Suffolk County," said Peter Haytaian, corporate director, government programs at Oxford.

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                            OXFORD ANNOUNCES YEAR 2000 MEDICARE PLANS - PAGE TWO

Oxford's service area in year 2000 will consist of 20 counties in New York, New Jersey and Connecticut, currently providing coverage for more than 100,000 members or approximately 90 percent of its existing Medicare population. In New York, Oxford will continue to offer the Oxford Medicare Advantage Plan in six counties: Bronx, Kings, Nassau, New York, Queens and Richmond. In New Jersey, the plan will be offered in 13 counties: Bergen, Burlington, Camden, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset and Union. In Connecticut, Oxford will continue to offer Oxford Medicare Advantage in New Haven County.

Founded in 1984, Oxford Health Plans, Inc. (www.oxhp.com) provides health plans to employers in New York, New Jersey and Connecticut, through its sales force and through independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third-party administration of employer-funded benefit plans and Medicare+Choice plans.

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